EXHIBIT 2

DISTRESSED TRADE CONFIRMATION

To:	Buyer Name:	Credit Suisse First Boston LLC	From:	Seller Name:	Nortel Limited	Networks
	Contact Person:	Ed Van Tassel		Contact Person:
	Phone No.:	(212) 538-2891		Phone No.:
	Fax No.:	(212) 538-4057		Fax No.:

We are pleased to confirm the following transaction, which is subject to the Standard Terms and Conditions for Distressed Trade Confirmations (the “Standard Terms and Conditions”) published by The Loan Syndications and Trading Association®, Inc. (the “LSTA”) as of May 1, 2004,(1) which Standard Terms and Conditions are incorporated herein by reference without any modification whatsoever except as otherwise agreed herein by the parties and specifically set forth in the “Trade Specific Other Terms of Trade” section below.  Capitalized terms used and not defined in this Confirmation shall have the respective meanings ascribed thereto in the Standard Terms and Conditions.

Trade Date:	November 18, 2004

Seller:	Nortel Networks Limited(2)	☒ Principal(3) ☐ Agent

Buyer:	Credit Suisse First Boston (“CSFB”)	☐ Principal ☒ Agent

Credit Agreement:	(i) Financing Agreement (as amended) dated as of March 25, 2003 by and between Impsat S.A., as Borrower, and Nortel, as Lender, (the “Bilateral Financing Agreement”); and

(ii) Amended and Restated Financing Agreement (as amended) dated as of March 25, 2003 by and among Impsat S.A., as Borrower, Nortel Networks Limited, as Administrative Agent, Deutsche Bank Trust Company Americas, as Collateral Agent, and the lender party thereto from time to time (the “Syndicated Financing Agreement”); and

(iii) Amended and Restated Financing Agreement (as amended) dated as of March 25, 2003 by and among Impsat Comunicacoes Ltda., as borrower, Nortel Networks Limited, as Administrative Agent, Nortel Networks Limited, as Collateral Agent, and the lender party thereto from time to tome (the “Impsat Comunicacoes Syndicated Financing Agreement”; together with the Syndicated Financing Agreement (above) hereinafter referred to as the “Syndicated Financing Agreements”)..

Borrower:	Impsat S.A. and Impsat Comunicacoes Ltda. (4)

(1)          The Standard Terms and Conditions are available on the LSTA website at http://www.lsta.org.

(2)          Designate specific funds, if any, and allocations within T+1 (this may be done on separate trade confirmations); identify ERISA counterparties.

(3)          If Seller or Buyer is acting as a Riskless Principal, specify this in the “Trade Specific Other Terms of Trade” section below.  (See Sections 11 and 19 of the Standard Terms and Conditions.)  It is not necessary to identify the third party with respect to a Riskless Principal.

(4)          If multiple borrowers, specify the entity that is named as the first borrower under the Credit Agreement.

LSTA MAY 2004                                Copyright © LSTA 2004. All rights reserved.

Form of Purchase:	If no election is made, “Assignment” applies.
☒ Assignment
☐ Participation
☐ Other:

Purchase Amount/ Type of Debt:	Purchase Amount(5)	Type of Debt(6)	Facility(7)
	$3,637,366.19	Term Loans	Bilateral Financing Agreement
	$123,668,491.20	Term Loans	Syndicated Financing Agreements

Settlement Date:	No later than December 8, 2004

Purchase Price:	$105,157,745.59 for the Term Loans

Accrued Interest:	☐	Settled Without Accrued Interest
	☒	Trades Flat

Credit Documentation to be provided by Seller:	☒	Yes (only applicable if Buyer was not a lender on Trade Date and made its request on or prior to Trade Date)

	☐	No

LSTA Standard Other Terms of Trade:	☐	This Transaction shall be subject to the successful completion of the purchase by Seller of the Purchase Amount of the Debt to be sold to Buyer hereunder

	☒	This Transaction shall be subject to the successful completion of the sale by Buyer of the Purchase Amount of the Debt to be purchased from Seller hereunder

☐

Flip representations shall apply (election is applicable only if Seller is a Riskless Principal (i.e., the first box above has been checked), the settlement of the sale of the Purchase Amount of the Debt to Buyer from Seller occurs no later than one (1) business day after the settlement of the purchase of the Purchase Amount of the Debt by Seller from Seller’s immediate prior seller(s) and the other criteria specified in Section 11 of the Standard Terms and Conditions are met)

(5)          Specify amount of Debt to be transferred or, in the case of Debt subject to further funding obligations (as in revolving credit or letter of credit facilities), specify amount of total exposure to be transferred, both funded and unfunded.

(6)          Specify whether the type of Debt is term, revolving, letter of credit (if stand-alone), claim amount or other.

(7)          Specify Credit Agreement designation of the facility (e.g., tranche).  Specify multicurrency component, if any.

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Trade Specific Other Terms of Trade:

☒Buyer is acting as agent and may designate that Seller assign Securities to its designee (the “Purchaser”). Purchaser is likely to possess material information from various sources not known to Seller with respect to the Purchase Amount of the Securities and the Issuer and its affiliates. Specifically, Purchaser is a large shareholder in an affiliate of the Issuer and has an employee that is a member of the said affiliate’s board of directors and, as a result, is likely to possess information not known to Seller, including, but not limited to, information (including material, non-public financial information) distributed to the board of directors in advance of, or without, distribution to the Securityholders. Seller agrees that Purchaser shall have no liability and Seller waives and releases any claim that it might have against Purchaser or its officers, directors, shareholders, partners, representatives, agents and affiliates based on Purchaser’s knowledge, possession or non-disclosure of such information. Seller may possess material information from various sources not known to Purchaser with respect to the Purchase Amount of the Securities and the Issuer and its affiliates. Purchaser agrees that Seller shall have no liability and Purchaser waives and releases any claim that it might have against Seller or its officers, directors, shareholders, partners, representatives, agents and affiliates based on Seller’s knowledge, possession or non-disclosure of such information.

Subject to:

Negotiation, execution and delivery of reasonably acceptable contracts and instruments of transfer in accordance herewith (containing, among other things, a waiver by Seller of claims based on disparity of information).

Please provide the signature of a duly authorized signatory where indicated below and return this letter to the attention of Anthony LaCivita at the following fax number: (917) 326-8282.

If you have any questions, please contact Anthony LaCivita at (212) 538-9121.

SELLER		BUYER

NORTEL NETWORKS LIMITED		CREDIT SUISSE FIRST BOSTON

By:	/s/ Gordon A. Davies	By:
Name:	Gordon A. Davies	Name:
Title:	Assistant Secretary	Title:
Date:	Nov 24/04	Date:

By:	/s/ Keith Lacroix
Name: Keith Lacroix
Title: Global Credit/Risk Management& Structured Financing
Date:	Nov 24/04

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Trade Specific Other Terms of Trade:

☒Buyer is acting as agent and may designate that Seller assign Securities to its designee (the “Purchaser”). Purchaser is likely to possess material information from various sources not known to Seller with respect to the Purchase Amount of the Securities and the Issuer and its affiliates. Specifically, Purchaser is a large shareholder in an affiliate of the Issuer and has an employee that is a member of the said affiliate’s board of directors and, as a result, is likely to possess information not known to Seller, including, but not limited to, information (including material, non-public financial information) distributed to the board of directors in advance of, or without, distribution to the Securityholders. Seller agrees that Purchaser shall have no liability and Seller waives and releases any claim that it might have against Purchaser or its officers, directors, shareholders, partners, representatives, agents and affiliates based on Purchaser’s knowledge, possession or non-disclosure of such information. Seller may possess material information from various sources not known to Purchaser with respect to the Purchase Amount of the Securities and the Issuer and its affiliates. Purchaser agrees that Seller shall have no liability and Purchaser waives and releases any claim that it might have against Seller or its officers, directors, shareholders, partners, representatives, agents and affiliates based on Seller’s knowledge, possession or non-disclosure of such information.

Subject to:

Negotiation, execution and delivery of reasonably acceptable contracts and instruments of transfer in accordance herewith (containing, among other things, a waiver by Seller of claims based on disparity of information).

Please provide the signature of a duly authorized signatory where indicated below and return this letter to the attention of Anthony LaCivita at the following fax number: (917) 326-8282.

If you have any questions, please contact Anthony LaCivita at (212) 538-9121.

SELLER	BUYER

NORTEL NETWORKS LIMITED	CREDIT SUISSE FIRST BOSTON

By:	By:	/s/ Michael Las/ Howard Shams
Name:	Name:	Michael Las Howard Shams Authorized	Signatory
Title:	Title:	Managing Director
Date:	Date:	4/24/04

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